EXHIBIT 8.19(c)

T. ROWE PRICE FUNDS

RULE 22c-2 SHAREHOLDER INFORMATION AGREEMENT

This Agreement is entered into on August 27, 2008 by and between T. Rowe Price Services, Inc. (“Services”), T. Rowe Price Investment Services, Inc., (“Investment Services”) (collectively “T. Rowe Price”) and Kemper Investors Life Insurance Company (“Intermediary”).

WHEREAS, Prior to the date of this Shareholder Information Agreement, the Fund and the Intermediary agree that any request made to the Intermediary by the Fund for shareholder transaction information, and the Intermediary’s response to such request, shall be governed by whatever practices the Fund and the Intermediary had utilized in the absence of a formal agreement, if any, to govern such request;

WHEREAS, Services is the registered transfer agent and Investment Services is the distributor and underwriter for the T. Rowe Price Funds (“Funds”);

WHEREAS, Intermediary issues certain variable life insurance and variable annuity contracts (collectively, the “Contracts”) that are supported by one or more variable separate accounts of Intermediary (the “Separate Accounts”);

WHEREAS, the Separate Accounts have been established by Intermediary to invest assets attributable to the Contracts in shares of the Funds;

WHEREAS, Intermediary purchases and redeems shares of the Funds on behalf of the Separate Accounts to fund the Contracts in accordance with Contract owner directions and the terms of the Contracts;

WHEREAS, Rule 22c-2 requires T. Rowe Price or the Funds to enter into a Shareholder Information Agreement with each financial intermediary, as defined by Rule 22c-2 of Investment Company Act of 1940 (“Rule 22c-2”); and

WHEREAS, T. Rowe Price has identified Intermediary as a financial intermediary.

NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1. Definitions

A. The term “Fund” includes Services, Investment Services, and/or the Fund. The term not does include any money market fund. “Fund’s designee” includes a third party the Fund has contracted with to perform some or all of the services herein.

B. The term “Purchase” does not include the automated reinvestment of dividends.

C. The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund that are held by the Intermediary.

D. The term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary or a participant in an employee benefit plan with a beneficial interest in a contract.

E. The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to the Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to the Fund as a result of “dollar cost averaging” programs, Intermediary-approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) step-ups in Contract value pursuant to a Contract living benefit; (v) allocation of assets to the Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (vi) pre-arranged transfers at the conclusion of a required free look period.

F. The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of the Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of the Fund as a result of annuity payouts, loans, systematic withdrawal programs, Intermediary-approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of the Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

G. The term “written” includes electronic writing and facsimile transmissions.

2. Agreement to Provide Information. Intermediary agrees to provide the Fund, or Fund’s designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund, Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

A. Period Covered by Request. Requests must set forth a specific period for which transaction information is sought, which will generally not exceed ninety (90) calendar days of transaction information. The Fund, or Fund’s designee, will not request transaction information older than twelve (12) months from the date of the request unless the Fund deems it necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

B. Form and Timing of Response. Intermediary agrees to transmit the requested information that is on its books and records to the Fund, or Fund’s designee, promptly,

but in any event not later than ten (10) business days or such other time as agreed to by the Fund, after receipt of a request. If requested by the Fund, or Fund’s designee, Intermediary agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 2 above is itself a financial intermediary (“Indirect Intermediary”) and, upon further request of the Fund, or Fund’s designee, promptly (within the time period designated above): (i) provide or arrange to provide to the Fund, or Fund’s designee, the information in 2 above for those shareholders who hold an account with an Indirect Intermediary, or (ii) if directed by the Fund or Fund’s designee, restrict or prohibit further purchases of Fund shares from such Indirect Intermediary. In such instances, Intermediary agrees to inform the Fund, or Fund’s designee, whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund, or Fund’s designee, should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “Indirect Intermediary” has the same meaning as in Rule 22c-2.

C. Limitations on Use of Information. The Fund agrees not to use the information received for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

3. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund, or Fund’s designee, to restrict or prohibit further purchases or exchanges of Shares or take such other action as requested by the Fund, or Fund’s designee, for a Shareholder that has been identified by the Fund, or Fund’s designee, as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary.

A. Form of Instructions. Instructions must include the TIN, ITIN or GII if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

B. Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary.

C. Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund, or Fund’s designee, that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

T. ROWE PRICE INVESTMENT SERVICES, INC.		T. ROWE PRICE SERVICES, INC.

By:	/s/ Laura Chasney	By:	/s/ Laura Chasney
Name:	Laura Chasney	Name:	Laura Chasney
Title:	Vice President	Title:	Vice President
Date:	9/3/08	Date:	9/3/08

KEMPER INVESTORS LIFE INSURANCE COMPANY

By:	/s/ Diane C. Davis
Name:	Diane C. Davis
Title:	President & COO
Date:	8/28/2008

Intermediary: Please provide the following information:

Intermediary Information

Address 1: Kemper Investors Life Insurance Company

Address 2: 15375 SE 30th Place

Address 3: Suite 100

City: Bellevue

State, Zip Code WA 98007

Attn: Michael D. Nelson

Phone: 425-577-5110

Email: mike.nelson@zurich.com

If Company trades through NSCC, please also provide the NSCC Firm Number(s) covered by this Agreement:                     ;                     ;                     .

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